Exhibit 10.45

EXECUTION COPY

$850,000,000

CREDIT AGREEMENT

dated as of September 29, 2003

among

EXELON GENERATION COMPANY, LLC

as Borrower

VARIOUS FINANCIAL INSTITUTIONS

as Lenders

BANK ONE, NA

as Administrative Agent

and

JPMORGAN CHASE BANK

as Documentation Agent

BANC ONE CAPITAL MARKETS, INC.

Lead Arranger and Sole Book Runner

CREDIT AGREEMENT

dated as of September 29, 2003

EXELON GENERATION COMPANY, LLC, the banks listed on the signature pages hereof BANK ONE, NA, as Administrative Agent and JPMORGAN CHASE BANK, as Documentation Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, each of the following terms shall have the respective meanings set forth below (each such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Adjusted Funds From Operations” means, for any period, Net Cash Flows From Operating Activities for such period plus Net Interest Expense for such period minus, to the extent applicable, the portion (but, if the Borrower or any Subsidiary, other than any Sithe Entity, has made any loan or advance to, or investment in, any Sithe Entity during such period, not less than zero) of Net Cash Flows From Operating Activities attributable to any Sithe Entity.

“Administrative Agent” means Bank One in its capacity as administrative agent for the Lenders pursuant to Article VII, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Section 7.06.

“Advance” means an advance by a Lender to the Borrower hereunder. An Advance may be a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Aggregate Commitment Amount” means the aggregate amount of the Commitment Amounts.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” – see Schedule II.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C.

“Bank One” means Bank One, NA, a national banking association with its main office in Chicago, Illinois.

“Base Rate” means, for any period, a fluctuating interest rate per annum which rate per annum shall at all times be equal to the higher of:

(a) the Prime Rate; and

(b) the sum of 0.5% per annum plus the Federal Funds Rate in effect from time to time.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a).

“Bond Issuance Date” means any date on which the Borrower receives the proceeds of any issuance of debt securities in the public or private long-term capital markets (other than a refinancing of existing tax-exempt debt).

“Borrower” means Exelon Generation Company, LLC.

“Borrowing” means a group of Advances to the Borrower of the same Type made, continued or converted on the same day by the Lenders ratably according to their Pro Rata Shares and, in the case of a Borrowing of Eurodollar Rate Advances, having the same Interest Period.

“Business Day” means a day on which banks are not required or authorized to close in Philadelphia, Pennsylvania, Chicago, Illinois or New York, New York, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Closing Date” shall mean the date on which all conditions precedent to the initial Borrowing have been satisfied.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Commitment” means, for any Lender, such Lender’s commitment to make Advances for the account of the Borrower hereunder.

“Commitment Amount” means, for any Lender at any time, the amount set forth opposite such Lender’s name on Schedule III or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.04.

“Commitment Termination Date” means, the earlier of (i) March 31, 2004 or (ii) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

“Commodity Trading Obligations” mean, with respect to any Person, the obligations of such Person under (i) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, commodity forward contract or derivative transaction and any put, call or other agreement, arrangement or transaction, including natural gas, power and emissions forward contracts, or any combination of any such arrangements, agreements and/or transactions, employed in the ordinary course of such Person’s business, including any such Person’s energy marketing, trading and asset optimization business, or (ii) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by such Person pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors of such Person. The term “commodities” shall include natural gas, electric power, emissions contracts and related products and ancillary services.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) obligations as lessee under leases that shall have been or are required to be, in accordance with GAAP, recorded as capital leases, (v) obligations (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of documentary letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business) and (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; or (iv) the central bank of any country that is a member of the OECD; provided that, unless otherwise agreed by the Borrower and the Administrative Agent in their sole discretion, (A) any Person described in clause (i), (ii) or (iii) above shall also (x) have outstanding unsecured long-term debt that is rated BBB- or better by S&P and Baa3 or better by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if either such corporation is no longer in the business of rating unsecured indebtedness of entities engaged in such businesses) and (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $100,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.14(e)).

“Eligible Successor” means a Person which (i) is a corporation, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the laws of one of the states of the United States or the District of Columbia, (ii) as a result of a contemplated acquisition, consolidation or merger, will succeed to all or substantially all of the consolidated business and assets of the Borrower and its Subsidiaries (or, if applicable, Exelon and its Subsidiaries), (iii) upon giving effect to such contemplated acquisition, consolidation or merger, will have all or substantially all of its consolidated business and assets conducted and located in the United States and (iv) is acceptable to the Majority Lenders as a credit matter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the FRB, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for each Interest Period for each Eurodollar Rate Advance made as part of a Borrowing, the applicable London interbank offered rate for deposits in U.S. Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two business days prior to the first day of the applicable Interest Period, and having a maturity equal to such Interest Period.

“Eurodollar Rate Advance” means any Advance that bears interest as provided in Section 2.06(b).

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” - see Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and modified from time to time.

“Exelon” means Exelon Corporation, a Pennsylvania corporation, or any Eligible Successor thereof.

“Existing Agreement” means the Credit Agreement, dated as of June 13, 2003, among the Borrower, various financial institutions and Bank One as administrative agent.

“Facility Fee Rate” - see Schedule II.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Termination Date” means the earlier of (i) the date on or after the Commitment Termination Date on which all of the Borrower’s obligations hereunder have been paid in full and (ii) the date on which all of the Borrower’s obligations hereunder have become due and payable (pursuant to Section 6.01 or otherwise).

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” - see Section 1.03.

“Granting Bank” - see Section 8.07(h).

“Hedging Obligations” mean, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of Adjusted Funds From Operations for such period to Net Interest Expense for such period.

“Interest Expense” means, for any period, “interest expense” as shown on a consolidated statement of income of the Borrower for such period prepared in accordance with GAAP.

“Interest Period” means, for a Eurodollar Rate Advance, the period commencing on the date such Eurodollar Rate Advance is made or is converted from a Base Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months, as the Borrower may select in accordance with Section 2.02 or 2.09; provided that:

(i) the Borrower may not select any Interest Period that ends after the scheduled Commitment Termination Date;

(ii) Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) if there is no day in the appropriate calendar month at the end of such Interest Period numerically corresponding to the first day of such Interest Period, then such Interest Period shall end on the last Business Day of such appropriate calendar month.

“Lead Arranger” means Banc One Capital Markets in its capacity as Lead Arranger and Sole Book Runner.

“Lenders” means each of the financial institutions listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

“Lien” means any lien (statutory or other), mortgage, pledge, security interest or other charge or encumbrance, or any other type of preferential arrangement (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Majority Lenders” means Lenders having Pro Rata Shares of more than 50% (provided that, for purposes of this definition, the Borrower or any Affiliate of the Borrower, if a Lender, shall not be included in calculating the amount of any Lender’s Pro Rata Share or the amount of the Aggregate Commitment Amount or Outstanding Advances, as applicable, required to constitute more than 50% of the Pro Rata Shares).

“Material Adverse Change” and “Material Adverse Effect” each means, relative to any occurrence, fact or circumstance of whatsoever nature (including any determination in any litigation, arbitration or governmental investigation or proceeding), (i) any materially adverse change in, or materially adverse effect on, the financial condition, operations, assets or business of the Borrower and its consolidated Subsidiaries (other than the Sithe Entities), taken as a whole (except that changes or effects relating to the Borrower’s investment in any Sithe Entity shall not be considered in determining whether a Material Adverse Change or Material Adverse Effect has

occurred), or (ii) any materially adverse effect on the validity or enforceability against the Borrower of this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term public debt securities without third-party credit enhancement (it being understood that if the Borrower does not have any outstanding debt securities of the type described above but has an indicative rating from Moody’s for debt securities of such type, then such indicative rating shall be used for determining the “Moody’s Rating”).

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Cash Flows From Operating Activities” means, for any period, “Net Cash Flows provided by Operating Activities” as shown on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, excluding any “working capital changes” (as shown on such statement of cash flows) taken into account in determining such Net Cash Flows provided by Operating Activities.

“Net Interest Expense” means, for any period, the total of (a) the Interest Expense for such period minus (b) interest on Sithe Project Debt for such period.

“Nonrecourse Indebtedness” means any Debt that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Debt is owed has no recourse whatsoever to the Borrower or any of its Affiliates other than:

(i) recourse to the named obligor with respect to such Debt (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset;

(ii) recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Debt in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Debt, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii) recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Note” means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit A.

“Notice of Borrowing” - see Section 2.02(a).

“OECD” means the Organization for Economic Cooperation and Development.

“Outstanding Advances” means the sum of the aggregate principal amount of all outstanding Advances to the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Obligations” mean, with respect to any Person, (1) Hedging Obligations arising in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Obligations being hedged thereby and (2) Commodity Trading Obligations.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any member of the Controlled Group may have any liability.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced by Bank One or by its parent, BANK ONE CORPORATION (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Principal Subsidiary” means each Subsidiary the assets of which exceeded $150,000,000 in book value at any time during the preceding 24-month period.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment Amount (or, after the Commitments have terminated, the principal amount of such Lender’s outstanding Advances) and the denominator of which is the Aggregate Commitment Amount (or, after the Commitments have terminated, the Outstanding Advances).

“Register” - see Section 8.07(c).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a

Reportable Event regardless of the issuance of any such waiver in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term public debt securities without third-party credit enhancement (it being understood that if the Borrower does not have any outstanding debt securities of the type described above but has an indicative rating from S&P for debt securities of such type, then such indicative rating shall be used for determining the “S&P Rating”).

“Single Employer Plan” means a Plan maintained by any member of the Controlled Group for employees of any member of the Controlled Group.

“Sithe Energies” means Sithe Energies, Inc., provided that Sithe Energies shall not be a Subsidiary until such time as it meets the requirements of that definition.

“Sithe Entity” means each of the Sithe Energies and Sithe Holdings and each of their respective Subsidiaries.

“Sithe Holdings” means Exelon New England Holdings LLC (formerly known as Sithe New England Holdings LLC).

“Sithe Project Debt” means Debt of any Sithe Entity for which neither the Borrower nor any Subsidiary (other than another Sithe Entity) has any liability, contingent or otherwise.

“SPC” - see Section 8.07(h).

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether or not at the time capital stock, or comparable interests, of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person (whether directly or through one or more other Subsidiaries). References herein to “Subsidiaries” are to Subsidiaries of the Borrower unless otherwise specified.

“Taxes” - see Section 2.14.

“Type” - see the definition of Advance.

“Unfunded Liabilities” means, (i) in the case of any Single Employer Plan, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent evaluation date for such Plan, and (ii) in the case of any Multiemployer Plan, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from such Multiemployer Plan.

“Unmatured Event of Default” means any event which (if it continues uncured) will, with lapse of time or notice or both, became an Event of Default.

“Utilization Fee Rate” - see Schedule II.

SECTION 1.02 Other Interpretive Provisions. In this Agreement, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (b) unless otherwise indicated, any reference to an Article, Section, Exhibit or Schedule means an Article or Section hereof or an Exhibit or Schedule hereto; and (c) the term “including” means “including without limitation”.

SECTION 1.03 Accounting Principles. (a) As used in this Agreement, “GAAP” shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the Borrower’s audited consolidated financial statements as of December 31, 2002 and for the fiscal year then ended. In this Agreement, except to the extent, if any, otherwise provided herein, all accounting and financial terms shall have the meanings ascribed to such terms by GAAP, and all computations and determinations as to accounting and financial matters shall be made in accordance with GAAP. In the event that the financial statements generally prepared by the Borrower apply accounting principles other than GAAP (including as a result of any event described in Section 1.03(b)), the compliance certificate delivered pursuant to Section 5.01(b)(iv) accompanying such financial statements shall include information in reasonable detail reconciling such financial statements to GAAP to the extent relevant to the calculations set forth in such compliance certificate.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

ARTICLE II

AMOUNTS AND TERMS OF THE COMMITMENTS

SECTION 2.01 Commitments. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to the Commitment Termination Date, in an aggregate amount not to exceed such Lender’s Commitment Amount as in effect from time to time; provided that the aggregate principal amount of all Advances by such Lender shall not exceed such Lender’s Pro Rata Share of the Outstanding Advances. Within the foregoing limits, the Borrower may from time to time borrow, prepay pursuant to Section 2.10 and reborrow hereunder prior to the Commitment Termination Date.

SECTION 2.02 Procedures for Advances; Limitations on Borrowings.

(a) The Borrower may request Advances hereunder by giving notice (a “Notice of Borrowing”) to the Administrative Agent (which shall promptly advise each Lender of its receipt thereof) not later than 10:00 A.M. (Chicago time) on the third Business Day prior to the date of any proposed borrowing of Eurodollar Rate Advances and on the date of any proposed borrowing of Base Rate Advances. Each Notice of Borrowing shall be sent by telecopier, confirmed immediately in writing, and shall be in substantially the form of Exhibit B, specifying therein the requested (i) date of borrowing (which shall be a Business Day), (ii) Type of Advances to be borrowed, (iii) aggregate amount of such Advances, and (iv) in the case of a borrowing of Eurodollar Rate Advances, initial Interest Period therefor. Each Lender shall, before 12:00 noon (Chicago time) on the date of such borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of the requested borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. If a Notice of Borrowing requests Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the requested borrowing date the applicable conditions set forth in Article III, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the requested Advance to be made by such Lender.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any requested borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the requested borrowing date in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances made in connection with such borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(d) The failure of any Lender to make the Advance to be made by it on any borrowing date shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make any Advance to be made by such other Lender.

(e) Each Borrowing of Base Rate Advances shall at all times be in an aggregate amount not less than $5,000,000; and each Borrowing of Eurodollar Rate Advances shall at all times be in an aggregate amount not less than $10,000,000. Notwithstanding anything to the contrary contained herein, the Borrower may not have more than six Borrowings of Eurodollar Rate Advances outstanding at any time.

SECTION 2.03 Facility and Utilization Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders according to their respective Pro Rata Shares, a facility fee for the period from the date of this Agreement to the Commitment Termination Date (or, if later, the date on which all Advances have been paid in full) in an amount equal to the Facility Fee Rate multiplied by the Aggregate Commitment Amount (or, after the Commitment Termination Date, the Outstanding Advances), payable on the last day of each calendar quarter and on the Final Termination Date (and, if applicable, thereafter on demand).

(b) The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders according to their respective Pro Rata Shares, a utilization fee for each day on which the Outstanding Advances exceed 33-1/3% of the Aggregate Commitment Amount in an amount equal to the Utilization Fee Rate multiplied by the Outstanding Advances on such day, payable on the last day of each calendar quarter and on the Final Termination Date.

SECTION 2.04 Reduction of Commitment Amounts. (a) The Borrower shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to reduce the Aggregate Commitment Amount to an amount that is not less than the Outstanding Advances; provided that each partial reduction of the Aggregate Commitment Amount shall be in the amount of $10,000,000 or an integral multiple thereof. Once reduced pursuant to this Section 2.04, the Aggregate Commitment Amount may not be increased.

(b) The Aggregate Commitment Amount shall be reduced on each Bond Issuance Date by the principal amount of all debt securities issued by the Borrower on such date (rounded down, if necessary, to an integral multiple of $10,000,000).

(c) The Aggregate Commitment Amount shall be reduced to $550,000,000 (i) on October 20, 2003 if the Borrower does not exercise its right of first refusal to purchase British Energy’s 50% ownership interest in AmerGen Energy Company, LLC prior to the close of business on such date or (ii) on any date after the October 20, 2003 if the Borrower announces that, notwithstanding the exercise of such right of first refusal, it will not purchase such 50% ownership interest in AmerGen Energy Company, LLC.

SECTION 2.05 Repayment of Advances. The Borrower shall repay the principal amount of the Outstanding Advances on the Commitment Termination Date.

SECTION 2.06 Interest on Advances. Subject to Section 2.13(f), the Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) At all times such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time, payable quarterly on the last day of each calendar quarter and on the date such Base Rate Advance is converted to a Eurodollar Rate Advance or paid in full.

(b) Subject to Section 2.07, at all times such Advance is a Eurodollar Rate Advance, a rate per annum equal to the sum of the Eurodollar Rate for each applicable Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Advance (and, if any Interest Period for such Advance is six months, on the day that is three months after the first day of such Interest Period) or, if earlier, on the date such Eurodollar Rate Advance is converted to a Base Rate Advance or paid in full.

SECTION 2.07 Additional Interest on Eurodollar Advances. The Borrower shall pay to each Lender, for any period during which such Lender is required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such Advance is paid in full or converted to a Base Rate Advance, at an interest rate per annum equal to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided that no Lender shall be entitled to demand such additional interest more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application of the reserve requirements described above if such demand is made within 90 days after the implementation of such retroactive reserve requirements. Such additional interest shall be determined by the applicable Lender and notified to the Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08 Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) or (b).

(b) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor (unless prepaid or converted to a Base Rate Advance on or prior to such day), convert into a Base Rate Advance, and

(ii) the obligation of the Lenders to make, continue or convert into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09 Continuation and Conversion of Advances. (a) The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 10:00 A.M. (Chicago time) on the third Business Day prior to the date of any proposed continuation of or conversion into Eurodollar Rate Advances, and on the date of any proposed conversion into Base Rate Advances, and subject to the provisions of Sections 2.08 and 2.12, continue Eurodollar Rate Advances for a new Interest Period or convert a Borrowing of Advances of one Type into Advances of the other Type; provided that any continuation of Eurodollar Rate Advances or conversion of Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless, in the case of such a conversion, the Borrower shall also reimburse the Lenders pursuant to Section 8.04(b) on the date of such conversion. Each such notice of a continuation or conversion shall, within the restrictions specified above, specify (i) the date of such continuation or conversion, (ii) the Advances to be continued or converted, and (iii) in the case of continuation of or conversion into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.

(b) If the Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Borrowing of Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.09(a), the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Advances.

SECTION 2.10 Prepayments. (a) The Borrower may, upon notice to the Administrative Agent at least three Business Days prior to any prepayment of Eurodollar Rate Advances, or one Business Day’s notice prior to any prepayment of Base Rate Advances, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or a higher integral multiple of $1,000,000 in the case of any prepayment of Eurodollar Rate Advances and $5,000,000 or a higher integral multiple of $1,000,000 in the case of any prepayment of Base Rate Advances, and (ii) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders pursuant to Section 8.04(b) on the date of such prepayment.

(b) If, after giving effect to any reduction of the Aggregate Commitment Amount pursuant to Section 2.04(b) or (c), the Outstanding Advances exceed the Aggregate Commitment Amount, the Borrower shall immediately prepay Advances in an amount equal to such excess.

SECTION 2.11 Increased Costs. (a) If on or after the date of this Agreement, any Lender determines that (i) the introduction of or any change (other than, in the case of Eurodollar Rate Advances, any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) shall increase the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the

Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any amount payable pursuant to Section 2.14) sufficient to compensate such Lender for such increased cost; provided that no Lender shall be entitled to demand such compensation more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described in clause (i) or (ii) above if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by a Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that, after the date of this Agreement, compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) regarding capital adequacy requirements affects or would affect the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (including, in any event, any determination after the date of this Agreement by any such governmental authority or central bank that, for purposes of capital adequacy requirements, any Lender’s Commitment to the Borrower does not constitute a commitment with an original maturity of less than one year) and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitment or the Advances made by such Lender, then upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or such controlling Person, as applicable, in the light of such circumstances, to the extent that such Lender determines such increase in capital to be allocable to the existence of such Lender’s Commitment or the Advances made by such Lender; provided that no Lender shall be entitled to demand such compensation more than one year following the payment to or for the account of such Lender of all other amounts payable hereunder by the Borrower and under any Note of the Borrower held by such Lender and the termination of such Lender’s Commitment to the Borrower; provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one year after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by the applicable Lender shall be conclusive and binding, for all purposes, absent manifest error.

(c) Any Lender claiming compensation pursuant to this Section 2.11 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such compensation that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of such Lender to make, continue or convert Advances into Eurodollar Rate Advances shall be suspended (subject to the following paragraph of this Section 2.12) until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) all Eurodollar Rate Advances of such Lender then outstanding shall, on the last day of the then applicable Interest Period (or such earlier date as such Lender shall designate upon not less than five Business Days’ prior written notice to the Administrative Agent), be automatically converted into Base Rate Advances.

If the obligation of any Lender to make, continue or convert into Eurodollar Rate Advances has been suspended pursuant to the preceding paragraph, then, unless and until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, (i) all Advances that would otherwise be made by such Lender as Eurodollar Rate Advances shall instead be made as Base Rate Advances and (ii) to the extent that Eurodollar Rate Advances of such Lender have been converted into Base Rate Advances pursuant to the preceding paragraph or made instead as Base Rate Advances pursuant to the preceding clause (i), all payments and prepayments of principal that would have otherwise been applied to such Eurodollar Rate Advances of such Lender shall be applied instead to such Base Rate Advances of such Lender.

SECTION 2.13 Payments and Computations. (a) The Borrower shall make each payment hereunder and under any Note not later than 10:00 A.M. (Chicago time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds without setoff, counterclaim or other deduction. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, facility fees and utilization fees ratably (other than amounts payable pursuant to Section 2.02(b), 2.07, 2.11, 2.14 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent any payment owed to such Lender by the Borrower is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of any interest or fees, as the case may be; provided that if such extension would cause payment of interest on a Eurodollar Rate Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due by the Borrower to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Notwithstanding anything to the contrary contained herein, any amount payable by the Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the Base Rate plus 2%, payable upon demand.

SECTION 2.14 Taxes. (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively, “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower severally agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies to the extent arising from the execution, delivery or registration of this Agreement or the Notes (all of the foregoing, “Other Taxes”).

(c) No Lender may claim or demand payment or reimbursement in respect of any Taxes or Other Taxes pursuant to this Section 2.14 if such Taxes or Other Taxes, as the case may be, were imposed solely as the result of a voluntary change in the location of the jurisdiction of such Lender’s Applicable Lending Office.

(d) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(e) Prior to the date of an initial borrowing hereunder in the case of each Lender listed on the signature pages hereof, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter within 30 days from the date of request if requested by the Borrower or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any Note. If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall notify the Administrative Agent and the Borrower in writing to that effect. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States and no Lender may claim or demand payment or reimbursement for such withheld taxes pursuant to this Section 2.14.

(f) Any Lender claiming any additional amount payable pursuant to this Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amount which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(g) If the Borrower makes any additional payment to any Lender pursuant to this Section 2.14 in respect of any Taxes or Other Taxes, and such Lender determines that it has received (i) a refund of such Taxes or Other Taxes or (ii) a credit against or relief or remission for, or a reduction in the amount of, any tax or other governmental charge attributable solely to any deduction or credit for any Taxes or Other Taxes with respect to which it has received payments under this Section 2.14, such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to the Borrower such amount as such Lender shall have determined to be attributable to the deduction or withholding of such Taxes or Other Taxes. If, within one year after the payment of any such amount to the Borrower, such Lender determines that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 2.14(g), the Borrower shall upon notice and demand of such Lender promptly repay the amount of such overpayment. Any determination made by a Lender pursuant to this Section 2.14(g) shall in the absence of bad faith or manifest error be conclusive, and nothing in this Section 2.14(g) shall be construed as requiring any Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs (except as required by Section 2.14(f)) so that it is entitled to receive such a refund, credit or reduction or as allowing any Person to inspect any records, including tax returns, of such Lender.

(h) Without prejudice to the survival of any other agreement of the Borrower or any Lender hereunder, the agreements and obligations of the Borrower and the Lenders contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and under the Notes; provided that no Lender shall be entitled to demand any payment from the Borrower under this Section 2.14 more than one year following the payment to or for the account of such Lender of all other amounts payable by the Borrower hereunder and under any Note issued by the Borrower to such Lender and the termination of such Lender’s Commitment; provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive any payment under this Section 2.14 to the extent that such payment relates to the retroactive application of any Taxes or Other Taxes if such demand is made within one year after the implementation of such Taxes or Other Taxes.

SECTION 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.02(b), 2.07, 2.11, 2.14 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16 Term-Out Option. On the Commitment Termination Date, the Borrower may, subject to the approval of all Lenders (which approval may be withheld by any Lender in its sole discretion), elect to convert all Outstanding Advances to term loans maturing 364 days after the Commitment Termination Date (in which event the parties hereto shall enter into an amendment hereto to reflect the fact that this is no longer a revolving facility and to make such other changes to the terms hereof as may be agreed by the parties hereto).

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01 Conditions Precedent to Initial Borrowing. No Lender shall be obligated to make any Advance unless the Administrative Agent shall have received (a) evidence that the Borrower has paid, or concurrently with the making of the initial Advances will pay, all of its obligations under the Existing Agreement; and (b) each of the following documents, each dated the date of the initial Borrowing (or an earlier date satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each (except for the Notes) in sufficient copies to provide one for each Lender:

(i) A Note for each Lender that has requested a Note to evidence its Advances.

(ii) Certified copies of resolutions of the Board of Directors or equivalent managing body of the Borrower approving the transactions contemplated by this Agreement and of all documents evidencing other necessary organizational action of the Borrower with respect to this Agreement and the documents contemplated hereby.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the certificate of formation and operating agreement of the Borrower, in each case in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals required for the due execution, delivery and performance by the Borrower of this Agreement and the documents contemplated hereby.

(iv) A certificate signed by either the chief financial officer, principal accounting officer or treasurer of the Borrower stating that (A) the representations and warranties contained in Section 4.01 are correct on and as of the date of such certificate as though made on and as of such date and (B) no Event of Default or Unmatured Event of Default has occurred and is continuing on the date of such certificate.

(v) A favorable opinion of Ballard Spahr Andrews & Ingersoll LLC, special counsel for the Borrower, substantially in the form of Exhibit D.

SECTION 3.02 Conditions Precedent to All Borrowings. The obligation of each Lender to make any Advance to the Borrower shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true, and the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of Advances pursuant thereto shall constitute a representation and warranty by the Borrower that on the date of the making of such Advances such statements are true:

(A) The representations and warranties of the Borrower contained in Section 4.01 are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and the application of the proceeds therefrom, as though made on and as of such date; and

(B) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or Unmatured Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s powers, have been duly authorized by all necessary organizational action on the part of the Borrower, and do not and will not contravene (i) the organizational documents of the Borrower, (ii) applicable law or (iii) any contractual or legal restriction binding on or affecting the properties of the Borrower or any Subsidiary.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any Note, except an appropriate order or orders of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, which order or orders have been duly obtained, and are (x) in full force and effect and (y) sufficient for the purposes hereof.

(d) This Agreement is, and each Note when delivered hereunder will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(e) (i) The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2002 and the related consolidated statements of income, retained earnings and cash flows of the Borrower for the fiscal year then ended, certified by Pricewaterhouse Coopers LLP, and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2003 and the related unaudited statement of income for the six-month period then ended, copies of which have been furnished to each Lender, fairly present in all material respects (subject, in the case of such balance sheet and statement of income for the period ended June 30, 2003, to year-end adjustments) the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates in accordance with GAAP; and (ii) since December 31, 2002, there has been no Material Adverse Change.

(f) Except as disclosed in Exelon’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission and delivered to the Lenders prior to the date of execution and delivery of this Agreement, there is no pending or threatened action, investigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that may reasonably be anticipated to have a Material Adverse Effect. There is no pending or threatened action or proceeding against the Borrower or any Subsidiary that purports to affect the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any Note.

(g) No proceeds of any Advance have been or will be used directly or indirectly in connection with the acquisition of in excess of 5% of any class of equity securities that is registered pursuant to Section 12 of the Exchange Act or any transaction subject to the requirements of Section 13 or 14 of the Exchange Act.

(h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value of the assets of the Borrower and its Subsidiaries is represented by margin stock.

(i) The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) During the twelve consecutive month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing, no steps have been taken to terminate any Plan, and no contribution failure by any member of the Controlled Group has occurred with respect to any Plan. No condition exists or event or transaction has occurred with respect to any Plan (including any Multiemployer Plan) which might result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01 Affirmative Covenants. The Borrower agrees that so long as any amount payable by the Borrower hereunder remains unpaid or any Lender has any Commitment, the Borrower will, and, in the case of Section 5.01(a), will cause its Principal Subsidiaries to, unless the Majority Lenders shall otherwise consent in writing:

(a) Keep Books; Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes.

(i) keep proper books of record and account, all in accordance with generally accepted accounting principles in the United States, consistently applied;

(ii) subject to Section 5.02(b) (and except for the dissolution or liquidation of any Sithe Entity), preserve and keep in full force and effect its existence;

(iii) maintain and preserve all of its properties (except such properties the failure of which to maintain or preserve would not have, individually or in the aggregate, a Material Adverse Effect) which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(iv) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders (including those of any governmental authority and including with respect to environmental matters) to the extent the failure to so comply, individually or in the aggregate, would have a Material Adverse Effect;

(v) maintain insurance with responsible and reputable insurance companies or associations, or self-insure, as the case may be, in each case in such amounts and covering such contingencies, casualties and risks as is customarily carried by or self-insured against by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and its Principal Subsidiaries operate;

(vi) at any reasonable time and from time to time, pursuant to prior notice delivered to the Borrower, permit any Lender, or any agent or representative thereof, to examine and, at such Lender’s expense, make copies of, and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Principal Subsidiary and to discuss the affairs, finances and accounts of the Borrower and any Principal Subsidiary with any of their respective officers; provided that any non-public information (which has been identified as such by the Borrower or the applicable Principal Subsidiary) obtained by any Lender or any of its agents or representatives pursuant to this clause (vi) shall be treated confidentially by such Person; provided, further, that such Person may disclose such information to any other party to this Agreement, its examiners, affiliates, outside auditors, counsel or other professional advisors in connection with this Agreement or if otherwise required to do so by law or regulatory process; and

(vii) use the proceeds of the Advances to repay a note issued by the Borrower to Sithe Energies, Inc. and for other general corporate purposes (including the making of acquisitions), but in no event for any purpose which would be contrary to Section 4.01(g) or 4.01(h).

(b) Reporting Requirements. Furnish to the Lenders:

(i) as soon as possible, and in any event within five Business Days after the occurrence of any Event of Default or Unmatured Event of Default continuing on the date of such statement, a statement of an authorized officer of the Borrower setting forth details of such Event of Default or Unmatured Event of Default and the action which the Borrower proposes to take with respect thereto;

(ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower (commencing with the quarter ending September 30, 2003), a copy of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission with respect to such quarter (or, if the Borrower is not required to file a Quarterly Report on Form 10-Q, copies of an unaudited consolidated balance sheet of the Borrower as of the end of such quarter and the related consolidated statement of income of the Borrower for the portion of the Borrower’s fiscal year ending on the last day of such quarter, in each case prepared in accordance with GAAP, subject to the absence of footnotes and to year-end adjustments), together with a certificate of an authorized officer of the Borrower stating that no Event of Default or Unmatured Event of Default has occurred and is continuing or, if any such Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto;

(iii) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission with respect to such fiscal year (or, if the Borrower is not required to file an Annual Report on Form 10-K, the consolidated balance sheet of the Borrower and its subsidiaries as of the last day of such fiscal year and the related consolidated statements of income, retained earnings (if applicable) and cashflows of the Borrower for such fiscal year, certified by Pricewaterhouse Coopers LLP or other certified public accountants of recognized national standing), together with a certificate of an authorized officer of the Borrower stating that no Event of Default or Unmatured Event of Default has occurred and is continuing or, if any Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto;

(iv) concurrently with the delivery of the annual and quarterly reports referred to in Sections 5.01(b)(ii) and 5.01(b)(iii), a compliance certificate in substantially the form set forth in Exhibit E, duly completed and signed by the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Borrower;

(v) except as otherwise provided in clause (ii) or (iii) above, promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all Reports on Form 10-K, 10-Q or 8-K, and registration statements and prospectuses that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange (except to the extent that any such registration statement or prospectus relates solely to the issuance of securities pursuant to employee or dividend reinvestment plans of the Borrower or such Subsidiary);

(vi) promptly upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Plan, or the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Plan, or the occurrence of any event with respect to any Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty, notice thereof and a statement as to the action the Borrower proposes to take with respect thereto;

(vii) promptly upon becoming aware thereof, notice of any change in the Moody’s Rating or the S&P Rating; and

(viii) such other information respecting the condition, operations, business or prospects, financial or otherwise, of the Borrower or any Subsidiary as any Lender, through the Administrative Agent, may from time to time reasonably request.

SECTION 5.02 Negative Covenants. The Borrower agrees that so long as any amount payable by the Borrower hereunder remains unpaid or any Lender has any Commitment (except with respect to Section 5.02(a), which shall be applicable only as of the date hereof and at the time of each Advance to the Borrower), the Borrower will not, without the written consent of the Majority Lenders:

(a) Limitation on Liens. Create, incur, assume or suffer to exist any Lien on its property, revenues or assets, whether now owned or hereafter acquired except (i) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business; (ii) Liens on the capital stock of or any other equity interest in any Subsidiary to secure Nonrecourse Indebtedness; (iii) Liens upon or in any property acquired in the ordinary course of business to secure the purchase price of such property or to secure any obligation incurred solely for the purpose of financing the acquisition of such property; (iv) Liens existing on property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition unless permitted by the preceding clause (iii)); (v) Liens granted in connection with any financing arrangement for the purchase of nuclear fuel or the financing of pollution control facilities, limited to the fuel or facilities so purchased or acquired; (vi) Liens arising in connection with sales or transfers of, or financing secured by, accounts receivable or related contracts; provided that any such sale, transfer or financing shall be on arms’ length terms; (vii) Liens arising in connection with sale and leaseback transactions, but only to the extent the aggregate purchase price of all assets sold pursuant to such transactions does not exceed $250,000,000; (viii) Liens securing Permitted Obligations; and (ix) Liens, other than those described in clauses (i) through (viii) of this Section 5.02(a), granted by the Borrower in the ordinary course of business securing Debt of the Borrower; provided that the aggregate amount of all Debt secured by Liens permitted by clause (ix) of this Section 5.02(a) shall not exceed in the aggregate at any one time outstanding $50,000,000.

(b) Mergers and Consolidations; Disposition of Assets. Merge with or into or consolidate with or into, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or permit any Principal Subsidiary (other than any Sithe Entity) to do so, except that (i) any Principal Subsidiary may merge with or into or consolidate with or transfer assets to the Borrower or any other Principal Subsidiary; and (ii) the Borrower or any Principal Subsidiary may merge with or into or consolidate with or transfer assets to any other Person; provided that, in each case, immediately before and after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing and (A) in the case of any such merger, consolidation or transfer of assets to which the Borrower is a party, either (x) the Borrower shall be the surviving entity or (y) the surviving entity shall be an Eligible Successor and shall have assumed all of the obligations of the Borrower under this Agreement and the Notes pursuant to a written instrument in form and substance satisfactory to the Administrative Agent, and (B) subject to clause (A) above, in the case of any such merger, consolidation or transfer of assets to which any Principal Subsidiary is a party, a Principal Subsidiary shall be the surviving entity.

(c) Interest Coverage Ratio. Permit its Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.25 to 1.0.

(d) Continuation of Businesses. Engage in, or permit any Subsidiary to engage in, any line of business which is material to the Borrower and its Subsidiaries, taken as a whole, other than businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events shall occur and be continuing (any such event an “Event of Default”):

(a) The Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any interest on any Advance or any other amount payable by the Borrower under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) pursuant to the terms of this Agreement shall prove to have been incorrect or misleading in any material respect when made; or

(c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.02, Section 5.01(a)(vii) or Section 5.01(b)(i); or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent (which notice shall be given by the Administrative Agent at the written request of any Lender); or

(d) The Borrower or any Principal Subsidiary shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount in excess of $50,000,000 in the aggregate (but excluding Sithe Project Debt, Debt evidenced by the Notes and Nonrecourse Indebtedness) of the Borrower or such Principal Subsidiary (as the case may be) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, other than any acceleration of any Debt secured by equipment leases or fuel leases of the Borrower or a Principal Subsidiary as a result of the occurrence of any event requiring a prepayment (whether or not characterized as such) thereunder, which prepayment will not result in a Material Adverse Change; or

(e) The Borrower or any Principal Subsidiary (other than, so long as such entity has no Debt other than Sithe Project Debt, any Sithe Entity) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Principal Subsidiary (other than, so long as such entity has no Debt other than Sithe Project Debt, any Sithe Entity) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Principal Subsidiary (other than, so long as such entity has no Debt other than Sithe Project Debt, any Sithe Entity) shall take any action to authorize or to consent to any of the actions set forth above in this Section 6.01(e); or

(f) One or more judgments or orders for the payment of money in an aggregate amount exceeding $50,000,000 (excluding any such judgments or orders which are fully covered by insurance, subject to any customary deductible, and under which the applicable insurance carrier has acknowledged such full coverage in writing) shall be rendered against the Borrower or any Principal Subsidiary (other than, if applicable, any Sithe Entity) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any Reportable Event that the Majority Lenders determine in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer a Plan shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent, (ii) any Plan shall be terminated, (iii) a Trustee shall be appointed by an appropriate United States District Court to administer any Plan or (iv) the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; provided that on the date of any event described in clauses (i) through (iv) above, the Unfunded Liabilities of such Plan exceed $20,000,000; or

(h) Exelon (or a wholly owned Subsidiary of Exelon) shall fail to own, free and clear of all Liens, 100% of the membership interests of the Borrower;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (i) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and/or (ii) declare the principal amount of the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement to be forthwith due and payable, whereupon the principal amount of the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an Event of Default under Section 6.01(e), (A) the obligation of each Lender to make any Advance to the Borrower shall automatically be terminated and (B) the principal amount of the Advances, all interest thereon and all other amounts payable by the Borrower hereunder shall automatically and immediately become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their respective own gross negligence or willful misconduct. Without limiting the generality of the foregoing: (i) the Administrative Agent may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) the Administrative Agent makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statement, warranty or representation (whether written or oral) made in or in connection with this Agreement; (iv) the Administrative Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) the Administrative Agent shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto; and (vi) the Administrative Agent shall not incur any liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03 Administrative Agent and Affiliates. With respect to its Commitment, Advances and Note (if any), Bank One shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank One in its individual capacity. Bank One and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrower, any Subsidiary and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if it were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower.

SECTION 7.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of “Eligible Assignee” and having a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was

Administrative Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default or Unmatured Event of Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 7.06 without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

SECTION 7.07 Documentation Agent and Lead Arranger. No Person designated on the cover page, a signature page or elsewhere in this Agreement as the “Documentation Agent” or “Lead Arranger and Sole Book Runner” shall have any duties or responsibilities in such capacity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and, in the case of an amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is the Borrower or an Affiliate of the Borrower), do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 8.01; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

SECTION 8.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at 10 S. Dearborn, 37th Floor, Chicago, IL 60603, Attention: J. Barry Mitchell, Telecopy: (312) 394-5440; if to any Lender listed on the signature pages hereof, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 1 Bank One Plaza, Mail Suite 0634, 1FPN-10, Chicago, Illinois 60670, Attention: Mr. Ron Cromey, Telecopy: (312) 732-4840 or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

SECTION 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04 Costs and Expenses; Indemnification. (a) The Borrower severally agrees to pay on demand all costs and expenses incurred by the Administrative Agent and the Lead Arranger in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including the reasonable fees, internal charges and out-of-pocket expenses of counsel (including in-house counsel) for the Administrative Agent and the Lead Arranger with respect thereto and with respect to advising the Administrative Agent and the Lead Arranger as to their respective rights and responsibilities under this Agreement. The Borrower further severally agrees to pay on demand all costs and expenses, if any (including counsel fees and expenses of outside counsel and of internal counsel), incurred by the Agent or any Lender in connection with the collection and enforcement (whether through negotiations, legal proceedings or otherwise) of the Borrower’s obligations this Agreement, the Notes and the other documents to be delivered by the Borrower hereunder, including reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b) If any payment of principal of, or any conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or conversion pursuant to Section 2.09 or 2.12 or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amount required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) The Borrower hereby severally agrees to indemnify and hold each Lender and the Administrative Agent and each of their respective Affiliates, officers, directors and employees (each, an “Indemnified Person”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may pay or incur arising out of or relating to this Agreement, the Notes or the transactions contemplated thereby, or the use by the Borrower or any of its Subsidiaries of the proceeds of any Advance to the Borrower; provided that the Borrower shall not be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from such Indemnified Person’s gross negligence or willful misconduct. The Borrower’s obligations under this Section 8.04(c) shall survive the repayment of all amounts owing by the Borrower to the Lenders and the

Administrative Agent under this Agreement and the Notes issued by the Borrower and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

SECTION 8.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes issued by the Borrower due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 8.06 Binding Effect. This Agreement shall become effective when counterparts hereof shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that such Lender has executed a counterpart hereof and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, provided that (except as permitted by Section 5.02(b)(iii)) the Borrower shall not have the right to assign rights hereunder or any interest herein without the prior written consent of all Lenders.

SECTION 8.07 Assignments and Participations. (a) Each Lender may, with the prior written consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed), and if demanded by the Borrower pursuant to Section 8.07(g) shall to the extent required by such Section, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the portion of the Commitment Amount of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the applicable Assignment and Acceptance) shall in no event be less than $10,000,000 or, if less, the entire amount of such Lender’s Commitment, and shall be an integral multiple of $1,000,000 or such Lender’s entire Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $4,000 (which shall be payable by one or more of the parties to the Assignment and Acceptance, and not by the Borrower, and shall not be payable if the assignee is a Federal Reserve Bank), and (v) the consent of the Borrower shall not be required after the occurrence and during the continuance of any Event of Default. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (although an assigning Lender shall continue to be entitled to indemnification pursuant to Section 8.04(c)). Notwithstanding anything contained in this Section 8.07(a) to the contrary, (A) the consent of the Borrower and the Administrative Agent shall not be required with respect to any assignment by any Lender to an Affiliate of such Lender or to another Lender and (B) any Lender may at any time, without the consent of the Borrower or the Administrative Agent, and without any requirement to have an Assignment and Acceptance executed, assign all or any part of its rights under this Agreement and any Note to a Federal Reserve Bank, provided that no such assignment shall release the transferor Lender from any of its obligations hereunder.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment Amount of, and principal amount of the Advances owing by the Borrower to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders

may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note issued by the Borrower, a new Note to the order of the applicable assignee in an amount equal to the Commitment Amount assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment Amount of such assigning Lender after giving effect to such assignment. Each such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

(e) Each Lender may sell participations to one or more banks or other entities (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or any Note held by such Lender, other than any such amendment, modification or waiver with respect to any Advance or Commitment in which such Participant has an interest that forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Advance or Commitment, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Advance or Commitment, extends any Commitment, releases any guarantor of any such Advance or releases any substantial portion of collateral, if any, securing any such Advance.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant, or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender (subject to customary exceptions regarding regulatory requirements, compliance with legal process and other requirements of law).

(g) If (i) any Lender shall make demand for payment under Section 2.11(a), 2.11(b) or 2.14 or (ii) shall deliver any notice to the Administrative Agent pursuant to Section 2.12 resulting in the suspension of certain obligations of such Lender with respect to Eurodollar Rate Advances, then (in the case of clause (i)) within 60 days after such demand (if, but only if, such payment demanded under Section 2.11(a), 2.11(b) or 2.14 has been made by the Borrower), or (in the case of clause (ii)) within 60 days after such notice (if such suspension is still in effect), as the case may be, the Borrower may demand that such Lender assign in accordance with this Section 8.07 to one or more Eligible Assignees designated by the Borrower and reasonably acceptable to the Administrative Agent all (but not less than all) of such Lender’s Commitment and the Advances owing to it within the next succeeding 30 days. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignee for all of such Lender’s Commitment and Advances, then such Lender may (but shall not be required to) assign such Commitment and Advances to any other Eligible Assignee in accordance with this Section 8.07 during such period.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Bank shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.07, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Bank or to any financial institutions (consented to by the Borrower and Administrative Agent, neither of which consents shall be unreasonably withheld or delayed) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.07(h) may not be amended in any manner which adversely affects a Granting Bank or an SPC without the written consent of such Granting Bank or SPC.

SECTION 8.08 Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

SECTION 8.09 Consent to Jurisdiction; Certain Waivers. (a) THE BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA AND ANY UNITED STATES DISTRICT COURT SITTING IN THE COMMONWEALTH OF PENNSYLVANIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES AND THE BORROWER IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

SECTION 8.10 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, oral or written, relating to the subject matter hereof (excluding any fee letter between the Borrower and the Lead Arranger or any Lender).

SECTION 8.11 Termination of Existing Agreement. The Borrower and the Lenders which are parties to the Existing Agreement (which Lenders constitute the “Majority Lenders” as defined in the Existing Agreement) and Bank One, as administrative agent under the Existing Agreement, agree that, concurrently with the making of the initial Advances hereunder, the commitments under the Existing Agreement shall terminate and be of no further force or effect (without regard to any requirement in Section 2.04 of the Existing Agreement for prior notice of termination of the commitments thereunder).

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXELON GENERATION COMPANY, LLC

By:

Name:
Title:

Credit Agreement

THE LENDERS

BANK ONE, NA (Main Office Chicago), as Administrative Agent and as a Lender

By:

Name:	Kenneth J. Bauer
Title:	Authorized Agent

Credit Agreement

JPMORGAN CHASE BANK, as Documentation Agent and as a Lender

By:

Name:
Title:

Credit Agreement

SCHEDULE I

LIST OF APPLICABLE LENDING OFFICES

Credit Agreement dated as of September 29, 2003, among Exelon Generation Company, LLC, as Borrower, various financial institutions, as Lenders, and Bank One, NA, as Administrative Agent.

Name of Lender	Domestic Lending Office	Eurodollar Lending Office
Bank One, NA	1 Bank One Plaza Mail Suite 0634, 1FNP-10 Chicago, IL 60670 Attn: Gwendolyn Watson Phone: (312) 732-4509 Fax: (312) 732-4840	Same

JPMorgan Chase Bank	270 Park Avenue New York, NY 10017 4th Floor Attn: Michael J. DeForge Phone: (212) 270-1656 Fax: (212) 270-1063	Same

I-1

SCHEDULE II

PRICING SCHEDULE

The “Applicable Margin,” the “Facility Fee Rate” and the “Utilization Fee Rate” for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:

Status	Applicable Margin	Facility Fee Rate	Utilization Fee Rate
Level I	0.550%	0.100%	0.100%
Level II	0.625%	0.125%	0.125%
Level III	0.725%	0.150%	0.125%
Level IV	0.925%	0.200%	0.250%
Level V	1.000%	0.250%	0.500%

The Applicable Margin, the Facility Fee Rate and the Utilization Fee Rate shall be determined in accordance with the table above based on the applicable Status. The Status in effect on any date for the purposes of this Pricing Schedule is based on the Moody’s Rating and S&P Rating in effect at the close of business on such date.

For the purposes of the foregoing (but subject to the final paragraph of this Pricing Schedule):

“Level I Status” exists at any date if, on such date, the Moody’s Rating is A3 or better or the S&P Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) Level I Status does not exist and (ii) the Moody’s Rating is Baa1 or better or the S&P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) neither Level I Status nor Level II Status exists and (ii) the Moody’s Rating is Baa2 or better or the S&P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) none of Level I Status, Level II Status or Level III Status exists and (ii) the Moody’s Rating is Baa3 or better or the S&P Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

If the S&P Rating and the Moody’s Rating create a split-rated situation and the ratings differential is one level, the higher rating will apply. If the differential is two levels or more, the intermediate rating at the midpoint will apply. If there is no midpoint, the higher of the two intermediate ratings will apply. If the Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist.

II-1

SCHEDULE III

COMMITMENTS

Name of Lender	Commitment Amount
Bank One, NA	$566,666,667
JPMorgan Chase Bank	$283,333,333

TOTAL	$850,000,000

III-1

i

ii

Schedule I	List of Applicable Lending Offices
Schedule II	Pricing Schedule
Schedule III	Commitments
Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Opinion of Special Counsel for the Borrower
Exhibit E	Form of Annual and Quarterly Compliance Certificate

iii

EXHIBIT A

FORM OF NOTE

Dated: [                    ], 2003

FOR VALUE RECEIVED, the undersigned, EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”), for the account of its Applicable Lending Office (such term and other capitalized terms herein being used as defined in the Credit Agreement referred to below) on the Final Termination Date, the aggregate principal amount of all outstanding Advances made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower further promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank One, NA, as Administrative Agent, at 1 Bank One Plaza, Chicago, Illinois 60670, in immediately available funds. Each Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, at the Lender’s option, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of September 29, 2003 among the Borrower, various financial institutions and Bank One, NA, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Lender’s Commitment Amount and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA

EXELON GENERATION COMPANY, LLC

By

Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Principal Paid or Prepaid	Amount of Unpaid Principal Balance	Notation Made By

EXHIBIT B

FORM OF NOTICE OF BORROWING

[Date]

Bank One, NA, as Administrative Agent

for the Lenders parties to the Credit Agreement referred to below

1 Bank One Plaza

Chicago, Illinois 60670

Attention: Utilities Department

North American Finance Group

Ladies and Gentlemen:

The undersigned, Exelon Generation Company, LLC, refers to the Credit Agreement, dated as of September 29, 2003, among Exelon Generation Company, LLC, various financial institutions and Bank One, NA, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     , 20    .

(ii) The Type of Advances to be made in connection with the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $                    .

(iv) The Interest Period for each Advance made as part of the Proposed Borrowing is [         month[s]].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of the undersigned contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or Unmatured Event of Default.

B-1

Very truly yours,

EXELON GENERATION COMPANY, LLC

By

Name:
Title:

B-2

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated                     , 20

Reference is made to the Credit Agreement dated as of September 29, 2003 among Exelon Generation Company, LLC (the “Borrower”), various financial institutions and Bank One, NA, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the Pro Rata Share specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, a corresponding interest in the Assignor’s Commitment, the Advances owing to the Assignor and the Notes held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment Amount will be as set forth in Section 2 of Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) confirms that none of the consideration used to make the purchase being made by the Assignee hereunder are “plan assets” as defined under ERISA; and the rights and interests of the Assignee in and under the Credit Agreement will not be “plan assets” under ERISA; [and] (vii) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [;and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that it is exempt from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes].1

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance by the Borrower (if required) and the Administrative Agent and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of recording thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

5. Upon such recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

[1]	If the Assignee is organized under the laws of a jurisdiction outside the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]

By

Name:
Title:

[NAME OF ASSIGNEE]

By

Name:
Title:

Domestic Lending Office (and address for notices):
[Address]

Eurodollar Lending Office:
[Address]

[Consented to this              day

of                     , 20    ]

EXELON GENERATION COMPANY, LLC

By

Name:
Title:

Consented to and Accepted this              day

of                     , 20

BANK ONE, NA, as Administrative Agent

By

Name:
Title:

Schedule 1

to

Assignment and Acceptance

Dated                     , 20

Section 1.

Pro Rata Share:		%

Section 2.

Assignee’s Commitment Amount after giving effect hereto:	$

Section 3.

Effective Date[2]:		, 20

[2]	This date should be no earlier than the date of recording by the Administrative Agent.

EXHIBIT D

FORM OF OPINION OF BALLARD SPAHR ANDREWS & INGERSOLL

September 29, 2003

To each of the Agents and the Lenders which is a

party to the Credit Agreement, dated as of

September 29, 2003, among Exelon Generation

Company, LLC, as Borrower, the various financial

institutions named therein, as Lenders and Bank

One, NA, as Administrative Agent

Re:	Credit Agreement

Ladies and Gentlemen:

This opinion letter is furnished to you pursuant to Section 3.01 of the Credit Agreement, dated as of September 29, 2003 (the “Agreement”), among Exelon Generation Company, LLC (the “Borrower”), as Borrower, the various financial institutions named therein, as Lenders and Bank One, NA, as Administrative Agent. Unless otherwise specified, terms defined in the Agreement are used herein as therein defined.

We have acted as special counsel for the Borrower in connection with the preparation, execution and delivery of the Agreement. In that capacity, we have examined the following:

(i) The Agreement and the Notes;

(ii) The documents furnished by the Borrower pursuant to Section 3.01 of the Agreement;

(iii) The Operating Agreement of the Borrower and all amendments thereto (the “Operating Agreement”); and

(iv) A certificate of the Secretary of State of the Commonwealth of Pennsylvania, dated September 23, 2003, attesting to the continued subsistence of the Borrower in Pennsylvania on such dates (the “State Certificate”); and

(v) A certificate executed by the Secretary of the Borrower certifying that, among other things, the Borrower has not filed any Certificate of Merger or Consolidation or a Certificate of Dissolution since September 23, 2003 (the “Secretary’s Certificate” and, together with the Operating Agreement and the State Certificate, the “Corporate Documents”).

We have also examined the originals, or copies certified to our satisfaction, of such other corporate or organizational records of the Borrower, certificates of public officials and of officers of the Borrower, and such other agreements, instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies. We have assumed that the Administrative Agent and the Lenders have duly executed and delivered, with all necessary power and authority (corporate and otherwise), the Agreement.

When an opinion or confirmation is given to our knowledge or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the lawyer in this firm who is the current primary contact for the Borrower and the individual lawyers in this firm who have participated in the specific transaction to which this opinion letter relates and without any special or additional investigation undertaken for the purposes of this opinion letter, except as otherwise noted herein. Based upon the foregoing and subject to the exceptions, limitations and qualifications set forth herein, we are of the following opinion:

1. In reliance on the Corporate Documents, the Borrower is a limited liability company duly formed and validly subsisting under the laws of the Commonwealth of Pennsylvania.

2. The execution, delivery and performance by the Borrower of the Agreement and the Notes (a) are within the Borrower’s limited liability company powers, (b) have been duly authorized by all necessary limited liability company action of the Borrower, (c) do not contravene (i) the Operating Agreement, of the Borrower, (ii) any law of the United States or the Commonwealth of Pennsylvania or (iii) to our knowledge, any agreement or instrument to which the Borrower is a party or by which the Borrower is bound and (d) to our knowledge, do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the Borrower’s properties under such agreements or instruments.

3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body of the United States or the Commonwealth of Pennsylvania is required for the due execution, delivery and performance by the Borrower of the Agreement or the Notes, except for the authorization of the U.S. Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, which authorization has been received and is in full force and effect.

4. The Agreement and the Notes have been duly executed and delivered by the Borrower, and the Agreement and the Notes are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

5. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

We confirm to you that, to our knowledge, after inquiry of each lawyer in this firm who is the current primary contact for the Borrower or who has devoted substantive attention to matters on behalf of the Borrower during the preceding twelve months and who is still currently employed by or a member of this firm, except as disclosed in Exelon Corporation’s (“Exelon”) Annual Report on Form 10-K for the year ended December 31, 2002 or Exelon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, no litigation or governmental proceeding is pending or threatened in writing against the Borrower (i) with respect to the Agreement or the Notes, or (ii) which is likely to have a Material Adverse Effect.

We draw to your attention the existence of the following two Pennsylvania statutes in connection with the fact that the Advances bear floating rates of interest:

(i) Section 911 of the Pennsylvania “Crime Code,” 18 Pa. C.S.A. §911, enacted by the Act of December 6, 1972, P.L. 1482. Section 911 of the Crime Code bears a close resemblance to certain of the provisions of the Federal Racketeer Influenced and Corrupt Organizations Act of 1970, 18 U.S.C. §§1961-1968, commonly known as RICO, and is referred to hereinafter as the “Pennsylvania RICO Act.” The Pennsylvania RICO Act provides, among other things, that it is a criminal offense, punishable as a felony, to “use or invest, directly or indirectly ... in the acquisition of any interest in, or the establishment or operation of, any enterprise” any income collected in full or partial satisfaction of a loan made “at a rate of interest exceeding 25% per annum ... .”

(ii) The Act of December 29, 1982, P.L. 1671, 18 Pa. C.S.A. §4806.1 et seq. (superseded volume) (the “Criminal Usury Statute”). The Criminal Usury Statute provides, among other things, that it is a criminal offense, punishable as a felony, to engage in, “charging, taking or receiving any money ... on the loan ... of any money ... at a rate exceeding thirty-six percent per annum... .”

(iii) The Criminal Usury Statute may have been repealed, but the manner in which the repeal was enacted leaves the matter subject to uncertainty.

Both the Pennsylvania RICO Act and the Criminal Usury Statute appear to be intended by the legislature to apply only to racketeering and loan sharking type activities, and not to the type of commercial loan transaction evidenced by the Agreement. Nevertheless, in view of the plain language of the Pennsylvania courts, we cannot say that the ultimate resolution of this issue is free from doubt.

The foregoing opinions are subject to the following exceptions, limitations and qualifications:

(a) Our opinions are subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws affecting creditors’ rights and remedies generally, general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification by federal or state securities laws or regulations or by public policy.

(b) We express no opinion as to the application or requirements of the Pennsylvania Securities Act or federal or state securities, patent, trademark, copyright, antitrust and unfair competition, pension or employee benefit, labor, environmental health and safety or tax laws in respect of the transactions contemplated by or referred to in the Agreement.

(c) We express no opinion as to the validity or enforceability of any provision of the Agreement or the Notes which (i) permits the Lenders to increase the rate of interest in the event of delinquency or default if such increase would be deemed a penalty under applicable law; (ii) purports to be a waiver by the Borrower of any right or benefit except to the extent permitted by applicable law; (iii) purports to require that waivers must be in writing to the extent that an oral agreement or implied agreement by trade practice or course of conduct modifying provisions of the Agreement or the Notes has been made; (iv) purports to exculpate any party from its own negligent acts; or (v) purports to authorize any Participant to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by such Participant to or for the account of the Borrower.

We express no opinion as to the law of any jurisdiction other than the law of the Commonwealth of Pennsylvania and the federal law of the United States.

The foregoing opinions are solely for your benefit in connection with the consummation of the transaction described herein and may not be used or relied upon by you for any other purpose or by any other Person for any purpose without our express written consent (except that any Eligible Assignee that may become a Lender under the Agreement after the date hereof may rely on this opinion letter as if it were an addressee hereof). The opinions given herein are as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

BALLARD SPAHR ANDREWS & INGERSOLL

EXHIBIT E

FORM OF ANNUAL AND QUARTERLY COMPLIANCE CERTIFICATE

                    , 20

Pursuant to the Credit Agreement, dated as of September 29, 2003, among Exelon Generation Company, LLC (the “Borrower”), various financial institutions and Bank One, NA, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), the undersigned hereby certifies as follows:

1. Delivered herewith are the financial statements prepared pursuant to Section 5.01(b)[(ii)/(iii)] of the Credit Agreement for the fiscal                      ended                     , 20    . All such financial statements comply with the applicable requirements of the Credit Agreement.

2. Schedule I hereto sets forth in reasonable detail the information and calculations necessary to establish the Borrower’s compliance with the provisions of Section 5.02(c) of the Credit Agreement as of the end of the fiscal period referred to in paragraph 1 above.

3. (Check one and only one:)

     No Event of Default or Unmatured Event of Default has occurred and is continuing.

     An Event of Default or Unmatured Event of Default has occurred and is continuing, and the document(s) attached hereto as Schedule II specify in detail the nature and period of existence of such Event of Default or Unmatured Event of Default as well as any and all actions with respect thereto taken or contemplated to be taken by the Borrower.

4. The undersigned has personally reviewed the Credit Agreement, and this certificate was based on an examination made by or under the supervision of the undersigned sufficient to assure that this certificate is accurate.

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5. Capitalized terms used in this certificate and not otherwise defined shall have the meanings given in the Credit Agreement.

EXELON GENERATION COMPANY, LLC

By

Name:

Title:

Date:

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